EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Aethlon Medical, Inc. on Form S-8 (File Nos. 333-182902, 333-168483, 333-168481, 333-164939, 333-160532, 333-145290, 333-127911, 333-114017 and 333-49896) and Form S-1 (File No. 333-201334) of our report dated June 25, 2015 relating to the audits of the consolidated financial statements of Aethlon Medical, Inc. and Subsidiary (collectively the “Company”) as of March 31, 2015 and 2014 and for each of the years then ended appearing in this Annual Report on Form 10-K for the year ended March 31, 2015.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

June 25, 2015